Exhibit 10.6

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), by and between Sharps Technology Inc., a Nevada corporation (the “Company”) and Robert Hayes (“Employee”), is being offered to Employee on August 21, 2025 (the “Offer Date”), and may be accepted by Employee by signing the Agreement without change and returning it to the Company no later than 6:00 PM Eastern Time on August 22, 2025 (the “Offer Expiration Date”). The date on which Employee executes this Agreement shall be its “Effective Date.”

RECITALS

WHEREAS, Employee is currently employed by the Company, and Employee and the Company have mutually agreed that Executive’s last day performing the duties of Chief Executive Officer shall be 5:00 PM Eastern Time on Saturday, August 23, 2025 (the “Separation Date”);

WHEREAS, this Agreement contains a general release of claims that Employee may have against the Company and its subsidiaries and affiliated companies (collectively, the “Company Group”), and their respective affiliates, related parties, and agents, and by delivery hereof, Employee is hereby notified and acknowledges his understanding that Employee’s execution of this Agreement (including the Release Affirmation (as defined herein) set forth as Exhibit A hereto) is a condition of this Agreement; and

WHEREAS, the parties intend for this Agreement to supersede and replace any and all prior agreements that Employee has with any member of the Company Group relating to the terms and conditions of his employment with the Company Group following the Effective Date, including, but not limited to, his Executive Employment Agreement entered into on November 10, 2023 but effective as of June 1, 2023 (collectively, the “Prior Agreements”). Following the Effective Date, all Prior Agreements shall be null and void and the Employee shall have no further rights thereunder.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Employment Status.

(a) General. Employee hereby acknowledges and agrees that his termination as an officer, director, or committee member of any member of the Company Group will be effective as of the Separation Date. Employee further acknowledges and agrees that his termination from service as an employee of the Company and from each other position (as a service provider or otherwise) with any member of the Company Group will become effective as of the Separation Date. Except as otherwise expressly set forth herein, Employee shall not represent himself after the Separation Date, as being an officer, director, employee, agent, or representative of the Company or any other member of the Company Group for any purpose. The Separation Date shall be the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise provided herein.

(d) Employer Property. Except as expressly set forth herein or otherwise permitted by the Company, prior to or promptly following the Separation Date, Employee will return to the Company all property in Employee’s possession, custody, or control belonging to the Company Group, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents, or other materials, in whatever form or format, that Employee received, prepared or helped prepare (“Employer Property”). Employee represents that he has not downloaded or otherwise copied or obtained, in hard copy or electronic form, any Confidential Information (as defined in Section 9) that has not been destroyed or returned to the Company and he is not in possession of any such Confidential Information as of the Effective Date. Except as otherwise permitted by the Company and subject to Section 9 hereof, Employee will not, after the Separation Date, retain any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of any Employer Property.

(e) Company Policies. Employee acknowledges and affirms that on the Effective Date and through the Separation Date, he is subject to, and bound by, the terms of the Company’s written policies and procedures for employees. Any breach or violation of any such policy may subject Employee for immediate termination, in which case this Agreement shall become null and void.

Section 2. Separation Payments and Benefits.

(a) Accrued Amounts. Following the Separation Date, Employee will be paid or provided all accrued but unpaid base salary and accrued paid time off (“PTO”) and approved unreimbursed business expenses through the Separation Date, if any, regardless of whether this Agreement becomes effective. In addition, Employee shall be entitled to all benefits accrued up to the Separation Date, to the extent vested, under all employee benefit or bonus plans of the Company Group in which Employee participates (except for any plan that provides for severance pay or termination benefits) in accordance with the terms of such plans, and any other amounts required to be paid pursuant to applicable law. For the avoidance of doubt, following the date on which Employee’s coverage under the group health plan would otherwise terminate, Employee shall be entitled to enroll in COBRA continuation coverage under the Company’s group health plan, as provided under applicable law, at his expense, which shall be reimbursed by the Company upon proof of monthly payment. Information about electing COBRA coverage will be provided to Employee in connection with his separation from service in accordance with the Company’s customary practices.

(b) Cash Payment. In consideration for and subject to the terms contained herein, including Employee’s agreement to and compliance with the provisions set forth in Sections 6(b), and 6(c) hereof, as well as timely execution and non-revocation of this Agreement and the release and waiver of claims set forth in Exhibit A hereto and made a part hereof (the “Release Affirmation”), Employee will be entitled to receive a lump sum cash amount equal to ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000), in which no taxes are to be withheld and which will be paid from the funds in the Company’s currently contemplated PIPE escrow to an escrow account for the benefit of Employee as soon as reasonably practicable following (A) Employee’s execution of this Agreement, and (B) the release of the funds from the Company’s currently contemplated PIPE escrow, which is anticipated to be no later than August 25, 2025. The Company shall then instruct the applicable escrow agent to release the funds to Employee immediately following the Release Affirmation Effective Date.

If, after the payment of this amount and before the end of the Restricted Period (as defined in Section 6(b)), it is discovered that Employee breached any of his material obligations under this Agreement (which shall include the obligations in Section 1(d) and Section 9), the Company shall be permitted to seek and receive repayment from Employee of such amount on an after-tax basis. In addition, the Company shall be permitted to immediately cancel any such stock options that remain unexercised.

(c) No Further Benefits. Except with respect to Unreleased Claims (defined below), Employee hereby acknowledges and agrees that the payment provided pursuant to this Section 2 is in full discharge of any and all liabilities and obligations of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any future payments under any annual incentive plan or long-term incentive plan, any Prior Agreements, and all obligations arising under any written or oral agreement, policy, plan, or procedure of the Company Group or any understanding or arrangement between Employee and the Company Group.

(d) Equity Plans.

(i) Prior to 12:00 PM Eastern Time on the Separation Date and subject to Employee’s agreement to and compliance with the provisions set forth in Sections 6(b), and 6(c) hereof, as well as timely execution and non-revocation of this Agreement and the Release Affirmation, the Company shall grant you a stock option to purchase 100,000 shares of the Company’s common stock (the “Option Grant”). The Option Grant shall have an exercise price equal to the “Fair Market Value” (as defined in the Company’s Amended and Restated 2025 Equity Incentive Plan (the “2025 Plan”)) of the Company’s common stock on the grant date and shall be fully vested as of the grant date. All other terms and conditions of the Option Grant shall be specified in an award agreement to be entered into by and between the Employee and the Company.

(ii) Following the Separation Date, the vesting, exercisability, term, and all other terms and conditions of all unvested equity awards held by the Employee under the Company’s other stock incentive plans prior to the Effective Date shall continue to be determined pursuant to the applicable stock incentive plan and award agreement between the Employee and the Company.

(iii) Any sales of the Company’s equity securities by Employee must comply with federal securities laws, but there shall be no other restrictions, other than potentially filing a Form 4, on Employee’s right to sell or trade the shares of the Company’s stock acquired by the Employee through any grants of restricted stock, restricted stock units or stock options.

(f) Taxes. If applicable, the payments referenced in this Section 2 shall be subject to reduction for tax and other withholding obligations.

Section 3. Release and Waiver of Claims.

(a) Definitions. As used in this Agreement, the term “claims” includes all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Release. In consideration of the payments and benefits described in this Agreement, to which Employee agrees that Employee is not entitled unless he executes this Release and the Release Affirmation, and unless it becomes effective in accordance with the terms hereof, Employee, for and on behalf of himself and his heirs, successors, and assigns (collectively, the “Releasors”), subject to the last sentence of this Section 3(b), hereby waives and releases all common law, statutory, and other complaints, claims, charges, and causes of action of any kind whatsoever, whether presently known or unknown, in law or in equity, that Employee ever had, now has, or may have against the Company and its stockholders, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official capacities), employee benefit plans and their administrators and fiduciaries (in their official capacities), representatives, or agents, or any of their affiliates, successors, or assigns (collectively, the “Releasees”), by reason of facts or omissions that have occurred on or prior to the date that Employee signs this Agreement, including, without limitation, any complaint, claim, charge, or cause of action arising out of Employee’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local, or foreign laws pertaining to employment, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, or any other federal, state, local, or foreign laws relating to discrimination on the basis of age, sex, or other protected class, all claims under federal, state, local, or foreign laws for express or implied breach of contract, wrongful discharge, defamation, or intentional infliction of emotional distress, and all related claims for attorneys’ fees and costs. Except with respect to Unreleased Claims (as defined herein), Employee agrees that the foregoing release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Releasors. Employee acknowledges that he intends to waive and release all rights, known or unknown, that he may have against the Releasees under these or any other laws; provided, that expressly excluded from this release are (i) any claim to enforce any rights Employee has under this Agreement, including the right to any payment under this Agreement, (ii) rights that cannot be released as a matter of law, including Employee’s rights to COBRA, workers’ compensation, and unemployment insurance (the application for which shall not be contested by the Company), (iii) any rights to indemnification by the Company Group, (iv) any vested rights and benefits with respect to the Company’s compensation and benefit plans, and (v) any claims or rights as a stockholder (collectively, the “Unreleased Claims”).

(c) No Claims. Employee acknowledges and agrees that as of the date he executes this Agreement, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws waived in the preceding paragraph.

(d) Acknowledgement of Full and Final Release. Employee acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3.

(e) Release Affirmation. Employee acknowledges and agrees that he must also execute and deliver to the Company the Release Affirmation, which contains a bring-down of Employee’s release of claims set forth in this Section 3 as it relates to claims arising through the date on which the Release Affirmation is executed, as well as a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, a law that prohibits discrimination on the basis of age.

(f) Mutual Non-Disparagement. The Company Group and Employee agree that, at all times following the signing of this Agreement, the Company Group shall instruct in writing and use commercially reasonable efforts to require its executive officers and members of the Company’s Board of Directors (the “Company Officer and Director Group”) not to, and Employee shall not, engage in any vilification of the other and Company Group shall instruct its officers and directors to, and Employee shall, refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the other including, but not limited to, management or communication style, methods of doing business, the quality of products and services, or role in the community. The Company Group shall further instruct in writing and use commercially reasonable efforts to require the Company Officer and Director Group to, and Employee further agrees to, do nothing that would damage the other’s business reputation or goodwill or the reputation of Employee or the Company Group. The restrictions of this Section 3(f) shall not apply to truthful statements made in court, arbitration proceedings, or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the Company Group’s and Employee’s, as applicable, reasonable belief and are not made in bad faith. The restrictions of this Section 3(f) are also subject to the second paragraph of Section 9.

Section 4. Knowing and Voluntary Waiver.

Employee expressly acknowledges and agrees that he -

(a) is able to read the language, and understand the meaning and effect, of this Agreement;

(b) has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the payment and benefits provided by this Agreement, which it has agreed to provide him because of his agreement to accept them in full settlement of all possible claims that he is releasing hereunder;

(d) acknowledges that, but for his timely execution and non-revocation of this Agreement and the Release Affirmation, he would not be entitled to the payment and benefits provided by this Agreement;

(e) had or could have had until the Offer Expiration Date in which to review and consider this Agreement, and that if he executes this Agreement prior to the Offer Expiration Date, he has voluntarily and knowingly waived the remainder of the review period;

(f) was advised to consult with his attorney regarding the terms and effect of this Agreement; and

(g) has signed this Agreement knowingly and voluntarily.

Section 5. No Suit.

Employee represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, Employee has filed or files such a complaint, charge, or lawsuit, Employee agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom Employee has filed such a complaint, charge, or lawsuit.

Section 6. No Re-Employment; Non-Solicit.

(a) No Re-Employment. Employee hereby agrees to waive any and all claims to re- employment with the Company Group. Employee affirmatively agrees not to seek further employment with the Company Group.

(b) Non-Solicit of Employees. Employee covenants and agrees that he will not, for a period of three (3) months following the Separation Date (the “Restricted Period”) either on his own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, retain or encourage to leave the employ of the Company (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is then or was within six (6) months of the date of such hiring, an employee of the Company.

(c) Non-Solicit of Customers. Employee covenants and agrees that he will not, for the Restricted Period, either on his own behalf or on behalf of any other person or entity, directly or indirectly, solicit, sell or assist anyone in the sale of products or provision of services similar to those provided or sold by the Company to any person or entity who is or was a customer of the Company within one (1) year prior to the Separation Date and with whom he, or those employees reporting to him, had “material contact” during the last year of his employment. For the purpose of this Section 6(d), “material contact” shall be defined as personal contact or the supervision of the efforts of those who have direct personal contact with a customer or potential customer.

Section 7. Successors and Assigns.

The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

Section 8. Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9. Confidentiality.

Employee acknowledges that during his period of employment with the Company, he was in possession of the Company’s and Company Group’s valuable, confidential, and proprietary information (“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include any information in Employee’s possession or known to Employee prior to employment with the Company, Employee’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.), any information that is generally known by persons with training and experience comparable to Employee, any information that is generally known in the industry or otherwise in the public domain, or any information that becomes generally known in the industry or otherwise in the public domain through no wrongful act on Employee’s part. Accordingly, Employee agrees that all such information shall remain the exclusive property of the Company and the Company Group, as applicable, and he agrees to hold all such information in the strictest confidence. Employee shall not communicate any such information in any form to any third party without the Company’s prior written consent. Notwithstanding the foregoing, to the extent Employee is a party to or witness in any litigation or other proceeding relating to Employee’s employment by the Company and any Confidential Information is relevant to the prosecution or defense of a claim arising in such litigation or other proceeding, the Company agrees to cooperate and use commercially reasonable efforts to permit Employee to use Confidential Information solely to the extent required to enable Employee to prosecute or defend such claim. The Company shall have the right to defend the portion of any such litigation or other proceeding in which the disclosure of any Confidential Information may be required.

Employee understands that nothing contained in this Agreement or the Release Affirmation or otherwise limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that nothing in this Agreement or the Release Affirmation or otherwise limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. None of this Agreement, the Release Affirmation or otherwise limits Employee’s right to receive an award for information provided to any Government Agencies or to engage in any future activities protected under whistleblower statutes.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a Government Agency or official thereof, either directly or indirectly, or to any attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition and without limiting the preceding sentence, if Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

Section 10. Cooperation.

(a) Litigation Support. Upon the request of the Company, Employee shall make himself reasonably available to assist, give testimony, and review discovery requests in connection with litigation or other disputes or proceedings involving the Company or any member of the Company Group. If such services are requested following the Separation Date, Employee will be compensated at the rate of five hundred dollars ($500) per day for such services as an independent contractor. In addition, Company will reimburse Employee for any required out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees if a legal conflict of interest arises between Employee and the Company) consistent with the Company’s expense reimbursement policies and procedures.

Section 11. Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission or acknowledgement of any unlawful or improper act or conduct, or liability therefor, on the part of Employee or the Company.

Section 12. Entire Agreement.

This Agreement constitutes the entire understanding and agreement between Employee and the Company regarding the termination of Employee’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between Employee and any member of the Company Group and all benefit plans of the Company Group relating to the subject matter of this Agreement. For the avoidance of doubt, from and after the Effective Date, all Prior Agreements shall be terminated and have no further force and effect.

Section 13. Modifications.

This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the parties hereto.

Section 14. Governing Law; Venue.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ANY ACTION SEEKING TO ENFORCE ANY TERM OR CONDITION OF THIS AGREEMENT OR ANY ACTION ALLEGING BREACH OF ANY PROVISION OF THIS AGREEMENT SHALL BE BROUGHT SOLELY AND EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK. THE PARTIES EXPRESSLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND EXPRESSLY AGREE THAT VENUE IS PROPER IN SUCH COURTS.

Section 15. Mutual Waiver of Jury Trial.

THE COMPANY AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

SHARPS TECHNOLOGY, INC.

By:	/s/ Paul Danner
Paul Danner
Executive Chairman

Date:	August 22, 2025

EMPLOYEE

/s/ Robert Hayes
Robert Hayes
Date: August 22, 2025

Signature page to Separation and Release Agreement

Exhibit A

RELEASE AFFIRMATION

Section 1. Opportunity for Review; Acceptance.

Employee shall have until the twenty-first (21st) day following the Employee’s receipt of the Separation and Release Agreement (the “Review Period”) to review and consider this Release Affirmation. Employee acknowledges and agrees that any modifications, material or otherwise, made to this Release Affirmation do not restart or affect in any manner the Review Period. Employee may sign this Release Affirmation prior to the expiration of the Review Period (but under no circumstances prior to the Separation Date), but if Employee does so, Employee knowingly and voluntarily waives any and all claims that such action or inaction would affect the validity of this Release Affirmation.

Employee may revoke Employee’s acceptance of this Separation and Release Agreement and Release Affirmation within seven (7) calendar days following the day Employee executes this Release Affirmation by stating Employee’s desire to revoke in writing and, on or before the seventh day after execution, and e- mailing said writing to Employer’s counsel, Jonathan Deblinger, Esq., at jdeblinger@egsllp.com (“Release Affirmation Revocation Period”). If the last day of the Release Affirmation Revocation Period is a Saturday, Sunday, or legal holiday in New York, then the Release Affirmation Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

This Release Affirmation shall be effective on the eighth (8th) day after Employee’s execution of this Release Affirmation, if not revoked during the Release Affirmation Revocation Period (the “Release Affirmation Effective Date”).

In the event of Employee’s failure to timely execute and deliver this Release Affirmation or his subsequent revocation of this Release Affirmation during the Release Affirmation Revocation Period, this Release Affirmation will be null and void and of no effect, and Employee shall not be entitled to any payments or benefits under the Separation and Release Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include any and all payments and benefits otherwise owing to Employee thereunder following the Separation Date, including pursuant to Sections 2(b) and 2(d)).

Section 2. Affirmation of Release; ADEA Release.

(a) Affirmation of General Release. Employee hereby extends and affirms his release of claims against the Releasees as set forth in Sections 3-5 of the Separation and Release Agreement, as if made on the date on which he signs this Release Affirmation (the “Affirmation Date”), such that Employee hereby waives and releases all such claims arising through the Affirmation Date.

(b) ADEA Release. In addition to the general release of claims affirmed in Section 2(a) above, Employee hereby waives and releases all claims that Employee ever had, now has, or may have against the Releasees by reason of facts or omissions that have occurred on or prior to the Affirmation Date arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively, “ADEA,” a law that prohibits discrimination on the basis of age).

(c) EEOC Investigations. Notwithstanding the generality of the foregoing, nothing in the Agreement shall prevent Employee from filing a charge or complaint against any Releasee with the Equal Employment Opportunity Commission to challenge the validity of the waiver of his claims under the ADEA contained in this Release Affirmation or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

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IN WITNESS WHEREOF, Employee has executed this Release Affirmation as of the date set forth below.

/s/ Robert Hayes
Robert Hayes

Date:	August 22, 2025

Signature page to Release Affirmation